HANSEN, BARNETT& MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company
5 Triad Center, Suite 750	Accounting Oversight Board
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Shenghuo Pharmaceutical Holdings Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated July 17, 2006 with respect to the December 31, 2004 and 2005 financial statements of China Shenghuo Pharmaceutical Holdings, Inc. in the Registration Statement on Form SB-2 (No. __________). We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
September 28, 2006